Exhibit 99.1

NEWS RELEASE

Ingredion Incorporated
5 Westbrook Corporate Center	CONTACTS:
Westchester, IL 60154	Investors: Noah Weiss, 773-896-5242
Media: Becca Hary, 708-551-2602

Ingredion Incorporated Reports Continued Strong Growth in Third Quarter 2022

•	Third quarter 2022 net sales of $2,023 million, 15% higher on a reported basis and 19% higher excluding foreign exchange impacts compared to the same period in 2021

•	Third quarter 2022 reported and adjusted EPS* were $1.59 and $1.73, respectively, compared to third quarter 2021 reported and adjusted EPS of $1.75 and $1.67, respectively

•	The Company updates its outlook for full-year 2022 adjusted EPS to be in the range of $7.00-$7.45 versus the previous outlook of $6.90-$7.45

WESTCHESTER, Ill., November 3, 2022 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to the food and beverage manufacturing industry, today reported results for the third quarter of 2022. The results, reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for 2022 and 2021, include items that are excluded from the non-GAAP financial measures that the Company presents.

“Ingredion delivered another strong quarter with net sales up 15%,” said Jim Zallie, Ingredion’s president and chief executive officer. “The results were driven by solid demand across both core and specialty ingredients combined with in-year, dynamic price management in each region led by our pricing centers of excellence. We fully offset higher input costs, expanded gross margins and delivered strong operating income growth.

“Specialty ingredients continued to grow double digits as we executed against our Driving Growth Roadmap, with net sales and gross profit margins higher across all four of our regions versus last year,” Zallie continued. “Among the highlights in the quarter, we commissioned our new Shandong, China production facility, more than doubling our local starch production capacity to serve this large and growing market. This well-timed expansion also enables us to leverage our new network capacity to support our European customers who are concerned about anticipated industry shortages for some starch products due to the severe summer drought. Additionally, supporting our sugar reduction growth platform, we received European Union approval for our bioconverted Reb M stevia solutions which further positions us to grow our PureCircle franchise.

“While the macro environment remains uncertain, our team continues to do a great job offsetting inflationary and foreign exchange headwinds while overcoming supply chain challenges to deliver growth. As we look forward, we are closely monitoring customers’ demand, and are currently working to ensure we meet their needs now and into the future,” Zallie concluded.

INGREDION REPORTS THIRD QUARTER 2022 RESULTS – Page 2

*Adjusted diluted earnings per share (“adjusted EPS”), adjusted operating income, adjusted effective income tax rate and adjusted diluted weighted average common shares outstanding are non-GAAP financial measures. See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this news release for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures.

Diluted Earnings Per Share (EPS)

	3Q21	3Q22	YTD21	YTD22
Reported EPS	$1.75	$1.59	$0.74	$5.63
Restructuring/Impairment costs	0.10	-	0.25	0.05
Acquisition/Integration costs	0.06	-	0.09	0.01
Impairment***	(0.30)	-	5.02	-
Tax items and other matters	0.06	0.14	(0.52)	0.11
Adjusted EPS**	$1.67	$1.73	$5.58	$5.80

Estimated factors affecting changes in Reported and Adjusted EPS

	3Q22	YTD22
Total items affecting EPS**	0.06	0.22
Total operating items	0.33	0.51
Margin	0.47	0.89
Volume	0.01	(0.14)
Foreign exchange	(0.12)	(0.23)
Other income	(0.03)	(0.01)
Total non-operating items	(0.27)	(0.29)
Other non-operating income	-	-
Financing costs	(0.04)	(0.07)
Shares outstanding	0.03	0.06
Non-controlling interests	(0.03)	(0.03)
Tax rate	(0.23)	(0.25)

**Totals may not foot due to rounding; ***Related to the Argentina joint venture announcement, 2021 reported results reflect a $340 million assets held for sale impairment charge, net of a $20 million favorable adjustment made in the third quarter of 2021, including $311 million of cumulative translation losses.

Financial Highlights

•	At September 30, 2022, total debt and cash including short-term investments were $2.4 billion and $298 million, respectively, versus $2.0 billion and $332 million, respectively, at December 31, 2021.

•	Net financing costs for the third quarter were $24 million versus $20 million for the year-ago period.

•	Reported and adjusted effective tax rates for the third quarter were 32.3 percent and 30.6 percent, respectively, compared to 22.2 percent and 21.5 percent, respectively, for the year-ago period. The increase in the reported effective income tax rate was primarily driven by U.S. international tax implications including foreign tax credits and an impairment charge adjustment in the third quarter of 2021.

•	Year-to-date net capital expenditures were $196 million, up $10 million from the year-ago period.

INGREDION REPORTS THIRD QUARTER 2022 RESULTS – Page 3

Business Review

Total Ingredion

Net Sales

$ in millions	2021	FX Impact	Volume	Argentina JV Volume*	Price mix	2022	Change	Change excl. FX
Third Quarter	1,763	(71)	14	(18)	335	2,023	15%	19%
Year-to-Date	5,139	(136)	156	(146)	946	5,959	16%	19%

* Related to the Argentina joint venture announcement, 2021 reported results were part of the transferred business

Reported Operating Income

$ in millions	2021	FX Impact	Business Drivers	Acquisition / Integration	Restructuring / Impairment	Other	2022	Change	Change excl. FX
Third Quarter	172	(10)	38	3	8	(29)	182	6%	12%
Year-to-Date	224	(21)	68	0	18	316	605	170%	179%

Adjusted Operating Income

$ in millions	2021	FX Impact	Business Drivers	2022	Change	Change excl. FX
Third Quarter	163	(10)	38	191	17%	23%
Year-to-Date	572	(21)	68	619	8%	12%

Net Sales

•	Third quarter and year-to-date net sales were up from the year-ago period. These increases were driven by strong price mix and volume, partially offset by lapping of prior year consolidated Argentina net sales volume. Excluding foreign exchange impacts, net sales were up 19% for the quarter and year-to-date.

Operating Income

•	Third quarter reported and adjusted operating income were $182 million and $191 million, respectively, an increase of 6% and 17%, respectively, from the same period last year. The increase in reported operating income was driven by favorable price mix partially offset by the prior year favorable adjustment to the Argentina held for sale impairment. The increase in adjusted operating income was driven by strong price mix that more than offset higher corn and input costs. Excluding foreign exchange impacts, reported and adjusted operating income were up 12% and 23%, respectively, from the same period last year.

•	Year-to-date reported and adjusted operating income were $605 million and $619 million, respectively, an increase of 170% and 8%, respectively, from the year-ago period. The increase in reported operating income was attributable to the prior year’s held for sale impairment charge related to the Argentina joint venture. The increase in adjusted operating income was driven by strong price mix that more than offset higher corn and input costs. Excluding foreign exchange impacts, reported and adjusted operating income were up 179% and 12%, respectively, from the same period last year.

INGREDION REPORTS THIRD QUARTER 2022 RESULTS – Page 4

North America

Net Sales

$ in millions	2021	FX Impact	Volume	Price mix	2022	Change	Change excl. FX
Third Quarter	1,083	(6)	(4)	189	1,262	17%	17%
Year-to-Date	3,096	(10)	48	586	3,720	20%	20%

Segment Operating Income

$ in millions	2021	FX Impact	Business Drivers	2022	Change	Change excl. FX
Third Quarter	120	0	6	126	5%	5%
Year-to-Date	403	(1)	41	443	10%	10%

•	Third quarter operating income for North America was $126 million, an increase of $6 million from the year-ago period, and year-to-date operating income was $443 million, an increase of $40 million from the year-ago period. For both the quarter and year-to-date, the increase was driven by favorable price mix that more than offset higher corn and input costs.

South America

Net Sales

$ in millions	2021	FX Impact	Volume	Argentina JV Volume*	Price mix	2022	Change	Change excl. FX
Third Quarter	260	(9)	7	(18)	53	293	13%	16%
Year-to-Date	801	(2)	30	(146)	152	835	4%	4%

* Related to the Argentina joint venture announcement, 2021 reported results were part of the transferred business

Segment Operating Income

$ in millions	2021	FX Impact	Business Drivers	2022	Change	Change excl. FX
Third Quarter	35	(2)	15	48	37%	43%
Year-to-Date	108	0	17	125	16%	16%

•	Third quarter operating income for South America was $48 million, an increase of $13 million from the year-ago period, and year-to-date operating income was $125 million, an increase of $17 million from the year-ago period. For both the quarter and year-to-date, the increases were driven by favorable price mix and higher volumes that more than offset higher corn and input costs. Excluding foreign exchange impacts, segment operating income was up 43% and 16%, respectively, for the third quarter and year-to-date.

INGREDION REPORTS THIRD QUARTER 2022 RESULTS – Page 5

Asia-Pacific

Net Sales

$ in millions	2021	FX Impact	Volume	Price mix	2022	Change	Change excl. FX
Third Quarter	245	(23)	14	42	278	13%	23%
Year-to-Date	728	(54)	56	95	825	13%	21%

Segment Operating Income

$ in millions	2021	FX Impact	Business Drivers	2022	Change	Change excl. FX
Third Quarter	21	(3)	9	27	29%	43%
Year-to-Date	70	(7)	7	70	0%	10%

•	Third quarter operating income for Asia-Pacific was $27 million, up $6 million from the year-ago period, and year-to-date operating income was $70 million, flat compared to the year-ago period. For both the quarter and year-to-date, the change was driven by favorable price mix that more than offset higher input costs and foreign exchange impacts. Excluding foreign exchange impacts, segment operating income was up 43% and 10%, respectively, for the third quarter and year-to-date.

Europe, Middle East, and Africa (EMEA)

Net Sales

$ in millions	2021	FX Impact	Volume	Price mix	2022	Change	Change excl. FX
Third Quarter	175	(33)	(3)	51	190	9%	27%
Year-to-Date	514	(70)	22	113	579	13%	26%

Segment Operating Income

$ in millions	2021	FX Impact	Business Drivers	2022	Change	Change excl. FX
Third Quarter	23	(5)	12	30	30%	52%
Year-to-Date	86	(13)	17	90	5%	20%

•	Third quarter operating income for EMEA was $30 million, up $7 million from the year-ago period, and year-to-date operating income was $90 million, up $4 million from the prior-year period. For both the third quarter and year-to-date, favorability in Europe was partially offset by challenges in Pakistan and foreign exchange impacts across the region. Excluding foreign exchange impacts, third quarter and year-to-date segment operating income was up 52% and 20%, respectively.

INGREDION REPORTS THIRD QUARTER 2022 RESULTS – Page 6

Dividends and Share Repurchases

For the first three quarters of 2022, the Company has paid total dividends of $133 million, and in the third quarter declared a quarterly dividend of $0.71 per share payable in the fourth quarter. This was a 9% increase from the prior dividend and is the eighth consecutive annual increase. During the quarter, the Company repurchased $29 million of outstanding shares of common stock, bringing Ingredion’s total share repurchases for the first three quarters of 2022 to $112 million. On September 26, 2022, the Company authorized a new stock repurchase program for up to 6 million shares through December 2025, replacing the previous program. Ingredion considers return of value to shareholders through cash dividends and share repurchases as part of its capital allocation strategy to support total shareholder return.

2022 Full-Year Outlook

The Company now expects its outlook for full-year 2022 reported EPS to be in the range of $6.90 to $7.20. Adjusted EPS is now expected to be in the range of $7.00 to $7.45, compared to adjusted EPS of $6.67 in 2021 and versus the previous outlook of $6.90 to $7.45. This expectation excludes acquisition-related integration and restructuring costs, as well as any potential impairment costs.

The Company expects full-year 2022 net sales to be up mid-double digits and adjusted operating income to be up low-double digits.

Compared to last year, the 2022 full-year outlook assumes the following: North America operating income is expected to be up low to mid-double digits, driven by favorable price mix more than offsetting higher corn and other input costs; South America operating income is expected to now be up high double-digits, driven by favorable price mix; Asia-Pacific operating income is expected to now be up mid-single digits, driven by PureCircle growth; and EMEA operating income is expected to now be flat to up low single-digits, driven by favorable price mix partially offset by higher input costs and foreign exchange impacts. Corporate costs are expected to be up mid-single digits.

For full-year 2022, the Company now expects a reported effective tax rate of 28.0 percent to 31.5 percent and an adjusted effective tax rate of 28.5 percent to 29.5 percent.

INGREDION REPORTS THIRD QUARTER 2022 RESULTS – Page 7

Cash from operations for full-year 2022 is now expected to be in the range of $225 million to $275 million, which reflects an anticipated increase in our working capital balances due to higher corn costs. Capital expenditures for the full year are expected to be between $290 million and $320 million.

Conference Call and Webcast Details

Ingredion will host a conference call on Thursday, November 3, 2022, at 8 a.m. Central Time / 9 a.m Eastern Time, hosted by Jim Zallie, president and chief executive officer, and Jim Gray, executive vice president and chief financial officer. The call will be webcast in real time and can be accessed at https://ir.ingredionincorporated.com/events-and-presentations. A presentation containing additional financial and operating information will be accessible through the Company’s website, and available to download a few hours prior to the start of the call. A replay will be available for a limited time at https://ir.ingredionincorporated.com/financial-information/quarterly-results.

About the Company

Ingredion Incorporated (NYSE: INGR) headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries. With 2021 annual net sales of $6.9 billion, the Company turns grains, fruits, vegetables and other plant-based materials into value-added ingredient solutions for the food, beverage, animal nutrition, brewing and industrial markets. With Ingredion’s Idea Labs® innovation centers around the world and approximately 12,000 employees, the Company co-creates with customers and fulfills its purpose of bringing the potential of people, nature and technology together to make life better. Visit ingredion.com for more information and the latest Company news.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among others, any statements regarding the Company’s expectations for full-year 2022 net sales, adjusted operating income, reported and adjusted EPS, segment operating income, reported and adjusted effective tax rates, cash flow from operations, and capital expenditures, and any other statements regarding the Company’s prospects and its future operations, financial condition, net sales, operating income, volumes, corporate costs, tax rates, capital expenditures, cash flows, expenses or other financial items, including management’s plans or strategies and objectives for any of the foregoing, and any assumptions, expectations or beliefs underlying any of the foregoing.

INGREDION REPORTS THIRD QUARTER 2022 RESULTS – Page 8

These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “assume,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “propels,” “opportunities,” “potential,” “provisional,” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this news release or referred to in this news release are “forward-looking statements.”

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and beyond our control. Although we believe our expectations expressed or implied in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various risks and uncertainties, including the impact of COVID-19 on the demand for our products and our financial results; changing consumption preferences relating to high fructose corn syrup and other products we make; the effects of global economic conditions and the general political, economic, business, and market conditions that affect customers and consumers in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products, including, particularly, economic, currency, and political conditions in South America and economic and political conditions in Europe, and the impact these factors may have on our sales volumes, the pricing of our products and our ability to collect our receivables from customers; future purchases of our products by major industries which we serve and from which we derive a significant portion of our sales, including, without limitation, the food, beverage, animal nutrition, and brewing industries; the uncertainty of acceptance of products developed through genetic modification and biotechnology; our ability to develop or acquire new products and services at rates or of qualities sufficient to gain market acceptance; increased competitive and/or customer pressure in the corn-refining industry and related industries, including with respect to the markets and prices for our primary products and our co-products, particularly corn oil; the availability of raw materials, including potato starch, tapioca, gum Arabic, and the specific varieties of corn upon which some of our products are based, and our ability to pass along potential increases in the cost of corn or other raw materials to customers; energy costs and availability, including energy issues in Pakistan; our ability to contain costs, achieve budgets, and realize expected synergies, including with respect to our ability to complete planned maintenance and investment projects on time and on budget as well as with respect to freight and shipping costs; the effects of climate change and legal, regulatory, and market measures to address climate change; our ability to successfully identify and complete acquisitions or strategic alliances on favorable terms as well as our ability to successfully integrate acquired businesses or implement and maintain strategic alliances and achieve anticipated synergies with respect to all of the foregoing; operating difficulties at our manufacturing facilities; the behavior of financial and capital markets, including with respect to foreign currency fluctuations, fluctuations in interest and exchange rates and market volatility and the associated risks of hedging against such fluctuations; effects of the conflict between Russia and Ukraine, including impacts on the availability and prices of raw materials and energy supplies and volatility in exchange and interest rates; our ability to attract, develop, motivate, and maintain good relationships with our workforce; the impact on our business of natural disasters, war, threats or acts of terrorism, the outbreak or continuation of pandemics such as COVID-19, or the occurrence of other significant events beyond our control; the impact of impairment charges on our goodwill or long-lived assets; changes in government policy, law, or regulation and costs of legal compliance, including compliance with environmental regulation; changes in our tax rates or exposure to additional income tax liability; increases in our borrowing costs that could result from increased interest rates; our ability to raise funds at reasonable rates and other factors affecting our access to sufficient funds for future growth and expansion; security breaches with respect to information technology systems, processes, and sites; volatility in the stock market and other factors that could adversely affect our stock price; risks affecting the continuation of our dividend policy; and our ability to maintain effective internal control over financial reporting.

INGREDION REPORTS THIRD QUARTER 2022 RESULTS – Page 9

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” and other information included in our Annual Report on Form 10-K for the year ended December 31, 2021, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, and our subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

###

Ingredion Incorporated

Condensed Consolidated Statements of Income

(Unaudited)

(in millions, except per share amounts)	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
	2022	2021	%	2022	2021	%
Net sales	$2,023	$1,763	15%	$5,959	$5,139	16%
Cost of sales	1,649	1,440		4,816	4,098
Gross profit	374	323	16%	1,143	1,041	10%

Operating expenses	180	164	10%	528	484	9%
Other operating expense (income)	10	(1)		4	(29)
Restructuring/impairment charges and related adjustments	2	(12)		6	362
Operating income	182	172	6%	605	224	170%
Financing costs	24	20		65	58
Other non-operating (income)	(3)	(1)		(4)	(4)
Income before income taxes	161	153	5%	544	170	220%
Provision for income taxes	52	34		157	113
Net income	109	119	(8)%	387	57	579%
Less: Net income attributable to non-controlling interests	3	1		9	7
Net income attributable to Ingredion	$106	$118	(10)%	$378	$50	656%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	65.8	67.0		66.4	67.2
Diluted	66.6	67.6		67.1	67.8

Earnings per common share of Ingredion:
Basic	$1.61	$1.76	(9)%	$5.69	$0.74	669%
Diluted	$1.59	$1.75	(9)%	$5.63	$0.74	661%

Ingredion Incorporated

Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)	September 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$294	$328
Short-term investments	4	4
Accounts receivable – net	1,406	1,130
Inventories	1,500	1,172
Prepaid expenses	64	63
Total current assets	3,268	2,697

Property, plant and equipment – net	2,308	2,423
Intangible assets – net	1,286	1,348
Other assets	541	531
Total assets	$7,403	$6,999

Liabilities and equity
Current liabilities
Short-term borrowings	$709	$308
Accounts payable and accrued liabilities	1,240	1,204
Total current liabilities	1,949	1,512

Long-term debt	1,739	1,738
Other non-current liabilities	536	524
Total liabilities	4,224	3,774

Share-based payments subject to redemption	43	36
Redeemable non-controlling interests	56	71

Equity
Ingredion stockholders' equity:
Preferred stock – authorized 25,000,000 shares – $0.01 par value, none issued	-	-
Common stock – authorized 200,000,000 shares – $0.01 par value, 77,810,875 shares issued at September 30, 2022 and December 31, 2021	1	1
Additional paid-in capital	1,133	1,158
Less: Treasury stock (common stock; 12,258,900 and 11,154,203 shares at September 30, 2022 and December 31, 2021, respectively) at cost	(1,159)	(1,061)
Accumulated other comprehensive loss	(1,052)	(897)
Retained earnings	4,143	3,899
Total Ingredion stockholders' equity	3,066	3,100
Non-redeemable non-controlling interests	14	18
Total equity	3,080	3,118

Total liabilities and equity	$7,403	$6,999

Ingredion Incorporated

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(in millions)	2022	2021
Cash provided by operating activities:
Net income	$387	$57
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	160	155
Mechanical stores expense	42	40
Impairment on disposition of assets	-	340
Deferred income taxes	(3)	(25)
Margin accounts	(11)	(34)
Changes in other trade working capital	(578)	(258)
Other	83	(16)
Cash provided by operating activities	80	259

Cash used for investing activities:
Capital expenditures and mechanical stores purchases	(203)	(203)
Proceeds from disposal of manufacturing facilities and properties	7	17
Payments for acquisitions, net of cash acquired	(7)	(40)
Other	1	(12)
Cash used for investing activities	(202)	(238)

Cash provided by (used for) financing activities:
Proceeds from (payments on) borrowings, net	34	(390)
Commercial paper borrowings, net	372	350
Repurchases of common stock, net	(112)	(68)
Purchases of non-controlling interests	(40)	-
Issuances of common stock for share-based compensation, net of settlements	1	10
Dividends paid, including to non-controlling interests	(133)	(138)
Cash provided by (used for) financing activities	122	(236)

Effect of foreign exchange rate changes on cash	(34)	(16)
Decrease in cash and cash equivalents	(34)	(231)
Cash and cash equivalents, beginning of period	328	665
Cash and cash equivalents, end of period	$294	$434

Ingredion Incorporated

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

(in millions, except for percentages)	Three Months Ended September 30,			Change	Nine Months Ended September 30,			Change
	2022	2021	Change	Excl. FX	2022	2021	Change	Excl. FX
Net Sales
North America	$1,262	$1,083	17%	17%	$3,720	$3,096	20%	20%
South America	293	260	13%	16%	835	801	4%	4%
Asia-Pacific	278	245	13%	23%	825	728	13%	21%
EMEA	190	175	9%	27%	579	514	13%	26%
Total Net Sales	$2,023	$1,763	15%	19%	$5,959	$5,139	16%	19%

Operating Income
North America	$126	$120	5%	5%	$443	$403	10%	10%
South America	48	35	37%	43%	125	108	16%	16%
Asia-Pacific	27	21	29%	43%	70	70	0%	10%
EMEA	30	23	30%	52%	90	86	5%	20%
Corporate	(40)	(36)	(11)%	(11)%	(109)	(95)	(15)%	(15)%
Sub-total	191	163	17%	23%	619	572	8%	12%
Acquisition/integration costs	-	(3)			(1)	(1)
Restructuring/impairment charges	-	(8)			(4)	(22)
Impairment on disposition of assets	-	20			-	(340)
Other matters	(9)	-			(9)	15
Total Operating Income	$182	$172	6%	12%	$605	$224	170%	179%

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, restructuring and impairment costs, Mexico tax (benefit) provision, and other specified items. We generally use the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; so our non-GAAP information is not necessarily comparable to similarly titled measures presented by other companies. A reconciliation of each non-GAAP financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated

Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share ("EPS") to

Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
	September 30, 2022		September 30, 2021		September 30, 2022		September 30, 2021
	(in millions)	Diluted EPS	(in millions)	Diluted EPS	(in millions)	Diluted EPS	(in millions)	Diluted EPS
Net income attributable to Ingredion	$106	$1.59	$118	$1.75	$378	$5.63	$50	$0.74

Add back:

Acquisition/integration costs, net of $ - million of income taxes for the three and nine months ended September 30, 2022, and inclusive of $ - million and $4 million of income tax expense for the three and nine months ended September 30, 2021, respectively (i)	-	-	4	0.06	1	0.01	6	0.09

Restructuring/impairment charges, net of $ - million and $1 million of income tax benefit for the three and nine months ended September 30, 2022, respectively and $1 million and $5 million for the three and nine months ended September 30, 2021, respectively (ii)	-	-	7	0.10	3	0.05	17	0.25

Impairment on disposition of assets, net of $ - million of income tax benefit for the three and nine months ended September 30, 2021 (iii)	-	-	(20)	(0.30)	-	-	340	5.02

Other matters, net of income tax expense of $2 million for the three and nine months ended September 30, 2022, and $ - million and $5 million for the three and nine months ended September 30, 2021, respectively (iv)	7	0.11	-	-	7	0.11	(10)	(0.15)

Tax (benefit) provision - Mexico (v)	(1)	(0.02)	5	0.07	(2)	(0.03)	4	0.06

Other tax matters (vi)	3	0.05	(1)	(0.01)	2	0.03	(29)	(0.43)

Non-GAAP adjusted net income attributable to Ingredion	$115	$1.73	$113	$1.67	$389	$5.80	$378	$5.58

Net income, EPS and tax rates may not foot or recalculate due to rounding.

Notes

(i) During the nine months ended September 30, 2022, we recorded $1 million of pre-tax acquisition and integration charges related to our acquisition and integration of KaTech, as well as our investment in the Argentina joint venture.

During the three and nine months ended September 30, 2021, we recorded $3 million and $1 million of pre-tax net acquisition and integration charges, respectively, related to our investments in the Amyris and Argentina joint ventures, as well as our acquisition of PureCircle Limited.

(ii) During the nine months ended September 30, 2022, we recorded $4 million of remaining pre-tax restructuring-related charges for the Cost Smart program.

During the three and nine months ended September 30, 2021, we recorded pre-tax restructuring-related charges of $8 million and $22 million, respectively, primarily related to our Cost Smart programs. The $22 million of charges for the nine months ended September 30, 2022 are net of a $5 million gain on the sale of Stockton, California land and building that occurred during the second quarter of 2021.

(iii) During the nine months ended September 30, 2021, we recorded a $340 million net asset impairment charge related to the contribution of Ingredion's Argentina operations to the Argentina joint venture. The impairment charge reflected a $29 million write-down to the agreed upon fair value of certain Argentina, Chile and Uruguay assets and liabilities contributed and a $311 million write-off of the cumulative translation losses related to the contributed net assets. During the three months ended September 30, 2021, we recorded a $20 million favorable adjustment to the impairment upon finalization of the transaction, which reduced the $360 million asset impairment charge recorded during the first quarter of 2021.

(iv) During the three months ended September 30, 2022, we recorded pre-tax charges of $9 million primarily related to the impacts of a U.S.-based work stoppage.

During the nine months ended September 30, 2021, we recorded a pre-tax benefit of $15 million to reflect a ruling the Brazilian Supreme Court issued in May 2021 that affirmed that we were entitled to certain indirect taxes.

(v) We recorded tax benefits of $1 million and $2 million for the three and nine months ended September 30, 2022, respectively, and tax provisions of $5 million and $4 million for the three and nine months ended September 30, 2021, respectively, as a result of the movement of the Mexican peso against the U.S. dollar and its impact on the remeasurement of the Company's Mexico financial statements during the periods.

(vi) This item relates to prior year tax liabilities and contingencies, the reversal of tax liabilities related to certain unremitted earnings from foreign subsidiaries, and tax results of the above non-GAAP addbacks.

Ingredion Incorporated

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, pre-tax)	2022	2021	2022	2021
Operating income	$182	$172	$605	$224

Add back:

Acquisition/integration costs (i)	-	3	1	1

Restructuring/impairment charges (ii)	-	8	4	22

Impairment on disposition of assets (iii)	-	(20)	-	340

Other matters (iv)	9	-	9	(15)

Non-GAAP adjusted operating income	$191	$163	$619	$572

For notes (i) through (iv), see notes (i) through (iv) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated

Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate

(Unaudited)

	Three Months Ended September 30, 2022			Nine Months Ended September 30, 2022
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)
As Reported	$161	$52	32.3%	$544	$157	28.9%

Add back:

Acquisition/integration costs (i)	-	-		1	-

Restructuring/impairment charges (ii)	-	-		4	1

Other matters (iv)	9	2		9	2

Tax item - Mexico (v)	-	1		-	2

Other tax matters (vi)	-	(3)		-	(2)

Adjusted Non-GAAP	$170	$52	30.6%	$558	$160	28.7%

	Three Months Ended September 30, 2021			Nine Months Ended September 30, 2021
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)
As Reported	$153	$34	22.2%	$170	$113	66.5%

Add back:

Acquisition/integration costs (i)	3	-		1	(4)

Restructuring/impairment charges (ii)	8	1		22	5

Impairment on disposition of assets (iii)	(20)	-		340	-

Other matters (iv)	-	-		(15)	(5)

Tax item - Mexico (v)	-	(5)		-	(4)

Other tax matters (vi)	-	1		-	29

Adjusted Non-GAAP	$144	$31	21.5%	$518	$134	25.9%

For notes (i) through (vi), see notes (i) through (vi) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated

Reconciliation of Expected GAAP Diluted Earnings per Share ("GAAP EPS")

to Expected Adjusted Diluted Earnings per Share ("Adjusted EPS")

(Unaudited)

	Expected EPS Range
	for Full-Year 2022
	Low End of Guidance	High End of Guidance
GAAP EPS	$6.90	$7.20

Add:

Acquisition/integration costs (i)	0.01	0.01

Restructuring/impairment charges (ii)	0.05	0.05

Other matters (iii)	0.11	0.11

Tax item - Mexico (iv)	(0.10)	0.05

Other tax matters (v)	0.03	0.03

Adjusted EPS	$7.00	$7.45

Above is a reconciliation of our expected full-year 2022 diluted EPS to our expected full-year 2022 adjusted diluted EPS. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance. These amounts include, but are not limited to, adjustments to GAAP EPS for acquisition and integration costs, impairment and restructuring costs, and certain other items. We generally exclude these adjustments from our adjusted EPS guidance. For these reasons, we are more confident in our ability to forecast adjusted EPS than we are in our ability to forecast GAAP EPS.

These adjustments to GAAP EPS for 2022 include the following:

(i) Acquisition and integration charges for our acquisition and integration of KaTech, as well as our investment in the Argentina joint venture.

(ii) Remaining restructuring-related charges for the Cost Smart programs.

(iii) Charges to date primarily related to the impacts of a U.S.-based work stoppage.

(iv) Tax (benefit) expense as a result of the movement of the Mexican peso against the U.S. dollar and its impact on the remeasurement of the Company's Mexico financial statements during the period.

(v) This item relates to prior year tax liabilities and contingencies.

II. Non-GAAP Information (continued)

Ingredion Incorporated

Reconciliation of Expected U.S. GAAP Effective Tax Rate ("GAAP ETR")

to Expected Adjusted Effective Tax Rate ("Adjusted ETR")

(Unaudited)

	Expected Effective Tax Rate Range
	for Full-Year 2022
	Low End of Guidance	High End of Guidance
GAAP ETR	28.0%	31.5%

Add:

Acquisition/integration costs (i)	-%	-%

Restructuring/impairment charges (ii)	0.2%	0.2%

Other matters (iii)	0.3%	0.3%

Tax item - Mexico (iv)	1.0%	(1.5)%

Other Tax Matters (v)	(0.2)%	(0.2)%

Impact of adjustment on Effective Tax Rate (vi)	(0.8)%	(0.8)%

Adjusted ETR	28.5%	29.5%

Above is a reconciliation of our expected full-year 2022 GAAP ETR to our expected full-year 2022 adjusted ETR. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance. These amounts include, but are not limited to, adjustments to GAAP ETR for acquisition and integration costs, impairment and restructuring costs, and certain other items. We generally exclude these adjustments from our adjusted ETR guidance. For these reasons, we are more confident in our ability to forecast adjusted ETR than we are in our ability to forecast GAAP ETR.

These adjustments to GAAP ETR for 2022 include the following:

(i) Tax impact on acquisition and integration charges for our acquisition and integration of KaTech, as well as our investment in the Argentina joint venture.

(ii) Tax impact on remaining restructuring-related charges for the Cost Smart programs.

(iii) Tax impact primarily on charges to date related to the impacts of a U.S.-based work stoppage.

(iv) Tax benefit (expense) as a result of the movement of the Mexican peso against the U.S. dollar and its impact to the remeasurement of the Company's Mexico financial statements during the periods.

(v) This item relates to prior year tax liabilities and contingencies.

(vi) Indirect impact of tax rate after items (i), (ii), and (iii).